               FILED PURSUANT TO RULE 424(B)(3) AND RULE 424(C)
                      REGISTRATION STATEMENT NO. 333-43127



                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED JANUARY 16, 1998)

                            _______________________

     This Prospectus Supplement supplements the Prospectus dated January 16, 1998 (the "Prospectus") relating to the resale of up to 3,255,731 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-43127.

                                _______________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JANUARY 16, 1998). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                                _______________

           The date of this Prospectus Supplement is March 20, 1998.

     In connection with the following transfers by certain Selling Stockholders named in the Prospectus of some or all of their shares of Common Stock of the Company, this Prospectus Supplement updates certain information contained in the "Selling Stockholders" and "Plan of Distribution" sections of the Prospectus:
(i) Simon Marshall to his wife, Michela Marshall; (ii) Rupert Hucker to his wife, Katherine Hucker; (iii) Jonathan Burton to his wife, Hazel Burton; (iv) Ronald Chan to his wife, Debbie Chan; (v) Sean Tipping to his wife, Louise Tipping; (vi) John Van Daalen to Rysaffe Trustee Company (C.I.) Limited; (vii) Steven Marples to his wife, Sonia Marples; (viii) Fens Limited to Kinnard Limited; (ix) David Henderson to his wife, Lynne Henderson; (x) Fanmore Investments Limited to Kinnard Limited. Each of the Selling Stockholders named in the accompanying Prospectus who effected such a transfer is referred to in this Prospectus Supplement as a "Transferor" and each of the foregoing transferees is referred to in this Prospectus Supplement as a "Transferee." Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated January 16, 1998 and the information incorporated therein by reference.

     The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferors and adds the following information to such table with respect to the Transferees.

                                     SHARES BENEFICIALLY OWNED BEFORE THIS
                                     OFFERING AND OFFERED PURSUANT TO THIS
 SELLING STOCKHOLDERS                PROSPECTUS (AS SUPPLEMENTED HEREBY)(1)
-----------------------             ---------------------------------------

Fanmore Investments                                         0
Limited(2)
Fens Limited(3)                                       125,000
Kinnard Limited(4)                                    235,739
Jonathan Burton                                        12,681
Hazel Burton                                            7,000
Ronald Chan                                             1,920
Debbie Chan                                             3,000
David Henderson                                         5,412
Lynne Henderson                                         4,428
Rupert Hucker                                           6,840
Katherine Hucker                                        3,000
Steven Marples                                          1,570
Sonia Marples                                          14,131
Simon Marshall                                         10,795

Michela Marshall                                        8,886
Sean Tipping                                           75,564
Louise Tipping                                         13,000
John Van Daalen                                         7,506
Rysaffe Trustee Company                                67,556
(C.I.) Limited
_________________________

(1) For purposes of the information in this column, shares of Common Stock transferred to the Transferees by the Transferors are treated as having been beneficially owned before this offering by the Transferees, rather than the Transferors.

(2) Fanmore Investments Limited is owned by the trustees of the 1995 Baer Trust, a trust of which Quentin Baer, his wife, children and such other persons as may later be added by the trustees of such trust are beneficiaries. Quentin Baer is an executive officer of the company.

(3) Fens Limited is owned by the trustees of the Jersey Baer Trust, a trust of which Quentin Baer is a beneficiary.

(4) Kinnard Limited is owned by the trustees of a trust of which Quentin Baer, his wife, children and such other persons as may later be added by the trustees of such trust are beneficiaries.


     All of the Selling Stockholders acquired his, her or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly (as a Transferee directly or indirectly from a Transferor) in connection with the Acquisition described in the accompanying Prospectus dated January 16, 1998 under "Recent Developments." Each Selling Stockholder (other than the Transferees) represented to the Company in connection with such Acquisition that such Selling Stockholder was acquiring his, her or its shares of Common Stock in connection with the Acquisition without any present intention of effecting a distribution of those shares.

     The number of shares of Common Stock beneficially owned and offered pursuant to the Prospectus (as supplemented hereby) by each Selling Stockholder (other than the shares of Common Stock owned and offered by the Transferees other than Kinnard Limited) as set forth in the table under "Selling Stockholders" in the Prospectus, as updated by this Prospectus Supplement, includes shares of the Company's Common Stock held in escrow for the account of such Selling Stockholder to cover any reimbursable claims under certain of the transactional documents related to the Acquisition.


                                      S-3